FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Thursday, July 17, 2003	Mark W. Sheahan (612) 623-6656

GRACO REPORTS RECORD SECOND QUARTER RESULTS
DILUTED NET EARNINGS PER SHARE INCREASE 20 PERCENT
NET SALES INCREASE 10 PERCENT

MINNEAPOLIS, MN (July 17, 2003) — Graco Inc. (NYSE: GGG) today announced second quarter net earnings of $24.5 million on net sales of $146.4 million — increases over the prior year of 14 percent and 10 percent, respectively. Diluted net earnings per share were $0.53 versus $0.44 last year, a 20 percent increase. For the first six months, Graco reported net earnings of $42.7 million on net sales of $266.0 million – increases over the prior year of 15 percent and 11 percent, respectively.

When compared to 2002 results, the weaker U.S. dollar versus foreign currencies helped to increase second quarter and year-to-date net earnings and net sales. Translated at consistent exchange rates, second quarter net earnings and net sales increased by 1 percent and 6 percent, respectively and year-to-date net earnings and net sales increased by 2 percent and 6 percent, respectively.

When compared to the second quarter of 2002, worldwide Contractor Equipment Division sales of $76.9 million increased 12 percent. In the Americas, sales were higher in both the professional paint store and home center channels. Good demand for new and existing products in the paint store channel more than offset the ongoing impacts of poor weather conditions and a weak commercial construction market in the United States. In the home center channel, sales were higher primarily due to a new product launched during the quarter. Asia posted strong volume gains while Europe experienced modest volume gains.

Second quarter Industrial/Automotive Equipment Division sales of $57.7 million increased 14 percent versus the same period last year. Sales in the Americas were up primarily due to the Sharpe acquisition. Underlying demand for industrial products in the Americas remains essentially flat. Europe continues to experience lackluster demand due to soft economic conditions throughout the region, but reported results continue to benefit from favorable currency translations. Asia experienced strong volume increases in most product categories.

Second quarter sales for the Lubrication Equipment Division were $11.8 million, down 12 percent from last year. The decline in sales was significantly influenced by a sales promotion run in the second quarter of last year. Sales for this business are virtually flat on a year-to-date basis.

Second quarter sales in the Americas increased 6 percent to $102.8 million. In Europe, net sales of $27.2 million were 18 percent higher than the second quarter of 2002, but measured in local currencies sales were down 2 percent. In Asia Pacific, net sales of $16.4 million were 30 percent higher than the second quarter of 2002, and sales measured in local currencies increased 26 percent. The large increase in Asia Pacific was characterized by growth in every region, except Japan.

Graco’s gross profit margin, expressed as a percentage of sales, was 51.9 percent for the quarter versus 50.6 percent for the same period last year. The higher gross margin was due to favorable exchange rates and enhanced pricing, which more than offset cost pressures.

Graco’s operating profit margin, expressed as a percentage of sales, was 24.8 percent for the second quarter versus 23.9 percent last year. Higher sales and an improved gross profit margin more than offset increased selling, marketing, distribution and general and administrative expenses.

“We are pleased to report our second consecutive quarter of double-digit increases in both net sales and net earnings,” said President and Chief Executive Officer David A. Roberts. “Despite soft conditions North America and Europe, we are on track for another a record year. In North America, demand remains flat for Industrial/Automotive and Lubrication products while the Contractor Equipment Division continues to benefit from a combination of strong customer demand and successful new product launches. Conditions throughout Europe remain weak and we expect that to continue for at least the balance of this year. A bright spot in Europe is our Contractor business, which is growing from new product introductions. Asia remains strong with higher demand for our products throughout the region as companies continue to invest in infrastructure and durable goods output increases. While current economic conditions make growth difficult in most regions of the world, our year-to-date results give us confidence that our long-term growth strategies of introducing new products, expanding and enhancing distribution, entering new markets and making strategic acquisitions are paying off.”

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Annual Report to shareholders which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time they are made. All forecasts and projections are forward-looking statements.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. Please refer to Exhibit 99 to the Company’s Annual Report on Form 10-K for fiscal year 2002 for a more comprehensive discussion of these and other risk factors.

Investors should realize that factors other than those identified above and in Exhibit 99 might prove important to the Company’s future results. It is not possible for management to identify each and every factor that may have an impact on the Company’s operations in the future as new factors can develop from time to time.

Conference Call

A conference call for analysts and institutional investors will be held Friday, July 18, 2003, at 11:00 a.m. EDT to discuss Graco’s second quarter results. Graco management will host the call.

A real-time, listen-only Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 1:00 p.m. EDT on July 18, 2003, by dialing 800.428.6051, passcode 300043, if calling within the U.S. or Canada. The dial-in number for international participants is 973.709.2089, with the same passcode. The replay by telephone will be available through July 23, 2003.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

GRACO INC. AND SUBSIDIARIES
Consolidated Statements of Earnings

	Second Quarter (13 weeks) Ended		Six Months (26 weeks) Ended
(In thousands, except per share amounts)	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002

Net Sales	$146,364	$132,796	$266,024	$240,653

Cost of products sold	70,432	65,655	127,089	118,349
Gross Profit	75,932	67,141	138,935	122,304

Product development	4,328	4,527	8,801	8,688

Selling, marketing and distribution	25,288	22,096	48,185	41,888

General and administrative	10,057	8,785	18,569	16,502
Operating Earnings	36,259	31,733	63,380	55,226

Interest expense	112	110	240	260

Other expense (income), net	84	207	(17)	204
Earnings before Income Taxes	36,063	31,416	63,157	54,762

Income taxes	11,600	9,900	20,500	17,700
Net Earnings	$ 24,463	$ 21,516	$ 42,657	$ 37,062

Net Earnings per Common Share

Basic	$ 0.54	$ 0.45	$ 0.92	$ 0.78

Diluted	$ 0.53	$ 0.44	$ 0.90	$ 0.77

Weighted Average Number of Shares

Basic	45,663	47,563	46,448	47,261

Diluted	46,400	48,374	47,150	48,127

All figures are subject to audit and adjustment at the end of the fiscal year.

GRACO INC. AND SUBSIDIARIES
Segment Information

	Second Quarter (13 weeks) Ended		Six Months (26 weeks) Ended
(In thousands)	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002

Net Sales

Industrial / Automotive	$ 57,685	$ 50,759	$110,102	$ 96,862

Contractor	76,906	68,593	131,744	119,728

Lubrication	11,773	13,444	24,178	24,063

Consolidated	$146,364	$132,796	$266,024	$240,653

Operating Earnings

Industrial / Automotive	$ 15,284	$ 13,223	$ 29,272	$ 24,960

Contractor	19,936	17,243	30,693	28,108

Lubrication	2,440	3,129	5,587	5,521

Unallocated Corporate Expense	(1,401)	(1,862)	(2,172)	(3,363)

Consolidated	$ 36,259	$ 31,733	$ 63,380	$ 55,226

All figures are subject to audit and adjustment at the end of the fiscal year.

Graco Inc. and Subsidiaries
Consolidated Balance Sheets

(In thousands)	June 27, 2003	Dec. 27, 2002

ASSETS

Current Assets
Cash and cash equivalents	$58,746	$103,333
Accounts receivable, less allowances of
$6,100 and $5,600	103,556	93,617
Inventories	36,549	30,311
Deferred income taxes	13,446	12,022
Other current assets	1,568	1,241
Total current assets	213,865	240,524

Property, Plant and Equipment
Cost	224,799	219,427
Accumulated depreciation	(130,088)	(124,474)
	94,711	94,953

Intangible Assets, net	20,996	11,860

Other Assets	7,658	8,513
	$337,230	$355,850

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Notes payable to banks	$6,015	$13,204
Trade accounts payable	12,662	13,031
Salaries, wages and commissions	12,185	14,490
Accrued insurance liabilities	10,318	10,251
Accrued warranty and service liabilities	6,730	6,294
Income taxes payable	8,232	5,583
Dividends payable	3,773	3,922
Other current liabilities	12,712	13,439
Total current liabilities	72,627	80,214

Retirement Benefits and Deferred Compensation	29,349	28,578

Deferred Income Taxes	1,788	1,652

Shareholders' Equity
Common stock	45,727	47,533
Additional paid-in capital	75,503	71,277
Retained earnings	113,336	128,125
Other, net	(1,100)	(1,529)
Total shareholders' equity	233,466	245,406
	$337,230	$355,850

All figures are subject to audit and adjustment at the end of the fiscal year.

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GRACO INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Twenty-Six Weeks
(In thousands)	June 27, 2003	June 28, 2002

Cash Flows from Operating Activities

Net Earnings	$42,657	$37,062
Adjustments to reconcile net earnings to net cash
Provided by operating activities
Depreciation and amortization	9,199	9,416

Deferred income taxes	(1,214)	(719)
Tax benefit related to stock options exercised	1,200	3,300
Change in:
Accounts receivable	(6,472)	(9,197)
Inventories	(3,042)	1,677
Trade accounts payable	(1,779)	1,551
Salaries, wages and commissions	(2,547)	(970)
Retirement benefits and deferred compensation	1,459	(189)
Other accrued liabilities	1,852	(2,886)
Other	(89)	(275)
	41,224	38,770

Cash Flows from Investing Activities

Property, plant and equipment additions	(7,298)	(3,926)
Proceeds from sale of property, plant and equipment	102	271
Acquisition of business	(13,514)	--
	(20,710)	(3,655)

Cash Flows from Financing Activities

Borrowings on notes payable and lines of credit	9,625	11,736
Payments on notes payable and lines of credit	(16,947)	(12,329)
Payments on long-term debt	--	(50)
Common stock issued	6,772	11,567
Common stock retired	(55,496)	(1,028)
Cash dividends paid	(7,686)	(6,905)
	(63,732)	2,991
Effect of exchange rate changes on cash	(1,369)	(771)
Net increase (decrease) in cash and cash equivalents	(44,587)	37,335

Cash and cash equivalents

Beginning of year	103,333	26,531
End of period	$58,746	$63,866

All figures are subject to audit and adjustment at the end of the fiscal year.

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